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                                                                   Exhibit 10.28


                             THIRD AMENDMENT TO THE
                                     KEYCORP
                           DEFERRED COMPENSATION PLAN

        WHEREAS, KeyCorp has established the KeyCorp Deferred Compensation Plan ("Plan") for certain employees of KeyCorp, and

     WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation and Organization Committee to permit amendments to the Plan, and

     WHEREAS, the Compensation and Organization Committee of the Board of Directors of KeyCorp has determined it desirable to amend the Plan and has accordingly authorized the execution of this Third Amendment,

     NOW THEREFORE, pursuant to such action of the Compensation and Organization Committee, the Plan is hereby amended as follows:

     1. Section 5.1 shall be amended to delete it in its entirety and to substitute therefore the following:

          "5.1 CREDITING OF CORPORATION CONTRIBUTIONS. Corporate Contributions shall be credited on a bookkeeping basis to the Participant's Plan Account in proportion to the respective amount of the Participant's Participant Deferrals made to the Plan during the applicable Deferral Period. Corporate Contributions shall be credited to the Participant's Plan Account as of the date that the Participant's Participant Deferrals are credited to the Plan.

               Notwithstanding the forgoing provisions of this Section 5.1, however, if the Participant is an "Officer" of the Corporation, as that term is defined in accordance with Section 16 of the Securities Act of 1934, such Corporate Contributions shall be credited to the Participant's Plan Account as follows:

               a. INCENTIVE COMPENSATION DEFERRALS. Corporate Contributions shall be credited on a bookkeeping basis to the Participant's Plan Account as of the date the Incentive Compensation Deferrals would have been payable to the Participant but for the Participant's election to defer such Incentive Compensation to the Plan.

               b. SALARY DEFERRALS. Corporate Contributions shall be credited to the Participant's Plan Account as of June 30 and December 31 of each Plan year, provided, however, that if a Participant has elected on a bookkeeping basis to invest his or her Salary Deferrals in the Plan's Common Stock Account then such Salary Deferrals shall be credited with Corporate Contributions as of the date such Salary Deferrals would have been paid to the Participant but for the Participant's election to defer such Salary Deferrals to the Plan.

               Participant Deferrals invested on a bookkeeping basis in the Plan's Interest Bearing Fund and/or Investment Funds shall be credited with Corporate Contributions equal to 6% of such Participant's Participant Deferrals; Participant Deferrals invested on a bookkeeping basis in the Plan's Common Stock Account shall be credited with Corporate Contributions equal to 10% of such Participant's Participant Deferrals. Corporate Contributions (equal to 6% or 10%, as the case may be) shall also be



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          credited on behalf of those Participants whose Participant Deferrals become mandated under the requirements of Section 162(m) of the Code."

     2. Except as specifically amended herein, the Plan shall remain in full force and effect.

             IN WITNESS WHEREOF, KeyCorp has caused this Third Amendment to the Plan to be executed by its duly authorized officer to be effective as of January 1, 2003.


                                       KEYCORP

                                       BY:  /s/ Steven N. Bulloch
                                           ------------------------------

                                       TITLE:   Assistant Secretary
                                              ----------------------------








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